EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on this 30th day of August, 2002, and effective as of 5:00 p.m. (E.S.T.) (or if earlier the Effective Time (as defined in Section 3.1)) on August 30th, 2002, by and among NATIONAL LAMPOON NETWORKS, INC., a Delaware corporation ("Purchaser"), and BURLY BEAR NETWORK, INC., a Delaware corporation ("Seller") and joined in by J2 COMMUNICATIONS, a California corporation ("Purchaser's Parent") and CONSTELLATION VENTURE CAPITAL, L.P., a Delaware limited partnership, acting in its capacity as agent (the "Agent") for the Lenders under the Credit Agreement (in each case, as defined in Article 15).

                                    RECITALS:

1.   Seller has been  engaged,  in the  business of producing  and  distributing
     entertainment   through  a  network  of   affiliated   colleges  and  other
     educational television stations (the "Business").

2. Seller is currently engaged in a wind down of its business and is liquidating its assets and properties. Seller is in arrears in meeting the claims of its creditors and may be in breach of its Credit Agreement with its Lenders. Seller intends to enter into discussions and negotiations with its creditors to effectuate an out of court work out. Seller intends to use the proceeds to be derived from this transaction to satisfy to the extent possible the claims of its creditors.

3. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain remaining tangible and intangible assets owned by Seller and formerly used in the operation of the Business.

4. Purchaser's Parent has organized Purchaser for the purpose of entering into this Agreement and acquiring the assets and property hereunder.

5. Article 15 should be referred to for definitions which are applicable throughout this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and conditions contained in this Agreement, the parties hereto agree as follows:

ARTICLE 1. PURCHASE AND SALE OF ASSETS

     Section 1.1. Assets to be Purchased and Sold. Subject to the terms and conditions contained in this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, the following assets, properties, privileges and rights used or held for use in the conduct of, generated by, or constituting the Business (collectively, the "Assets"):

(a) Seller's programming library, including, without limitation, the programs and films listed on Schedule 1.1(a) (collectively and individually as to each film or program, the "Library");

(b)  Intellectual Property and Film Assets associated with the Library;

(c) rights under all Film Asset Acquisition Agreements, Film Asset Exploitation Agreements and other agreements with respect to the development of the Library;

(d)  inventories of films, videos, DVDs and other similar products;

(e) rights under agreements between Seller and its affiliated television stations and other similar affiliates, including, without limitation those agreements listed on Schedule 1.1(e) ("Affiliate Agreements");

(f) subject to Section 1.5, rights under "Leased Carriage" agreements and contracts (in addition to the Affiliate Agreements) for the distribution by Seller of products or services of the Business, including without limitation those identified on Schedule 1.1(f) (the "Leased Carriage Agreements");

(g) the current names, addresses and contact names for all affiliates of the Business, including, without limitation those listed in Schedule 1.1(g) (the "Affiliate List");

(h)  customer data bases and marketing plans of Seller;

(i) technical and production equipment, office furniture and other tangible personal property, listed in Schedule 1.1(i) (the "Equipment");

(j)  computer software used in connection with the Assets (the "Software");

(k)  rights and privileges  under leases of personal  property used by Seller in
     the  Business   identified  in  Schedule  1.1(k)  (the  "Personal  Property
     Leases");

(l) (i) trademarks and service marks, and any registrations, registration certificates and applications for registration therefor, and the goodwill associated therewith (the "Trademarks"), (ii) trade names, assumed and fictitious names and registered user names, and registrations and any applications for registration therefor, and the goodwill associated therewith and related internet domain names (the "Trade Names"), and (iii) copyrights and registrations and any applications for registration therefor (the "Copyrights"), including, without limitation, those items identified in Schedule 1.1(l));

(m) all books, records, files, manuals and other similar materials, including, advertising materials, business and marketing plans and proposals, production data, sales and promotional materials and records, purchasing materials and records, files for past, existing and contemplated projects, media materials, accounting records (copies), sales order files, customer lists, advertiser lists, receipts and computer records relating to the Assets (the "Business Records");

(n) rights under the contracts, agreements and instruments providing for services to be rendered to Seller entered into in connection with the Assets identified in Schedule 1.1(n) (the "Service Agreements"); and

(o) rights and choses in action relating to the Assets, including, without limitation, all rights in, to and under express or implied warranties, guaranties, indemnities, and representations relating to the Assets.

     Section 1.2. Title to Assets at Closing. The Assets shall be sold, assigned and transferred to Purchaser at the Closing, free and clear of any and all security interests, mortgages, pledges, leases, liens, restrictions and encumbrances of every kind and type whatsoever.

     Section 1.3. Liabilities and Obligations to be Assumed. Subject to the terms and conditions contained in this Agreement, at the Closing, Purchaser shall assume, and agrees to timely pay, discharge and perform, all obligations of Seller arising after the Closing Date under the Affiliate Agreements, the Leased Carriage Agreements (but only to the extent assigned to Purchaser pursuant to Sections 1.1(f) and 1.5), the Personal Property Leases and the Service Agreements, which are listed on the Schedule 1.1(e), Schedule 1.1(g) and
Schedule 1.1(k) (the "Assumed Liabilities"); provided, however, that Purchaser shall not assume or be responsible for any such obligations which arise from breaches of such agreements or defaults thereunder by Seller, all of which obligations shall constitute Excluded Liabilities (as defined in Section 1.4).

     Section 1.4. Liabilities Not Assumed. It is expressly understood and agreed that, except for those liabilities and obligations expressly assumed by Purchaser pursuant to Section 1.3, Purchaser shall not assume and shall not be liable for any liabilities, obligations, indebtedness, contracts or commitments of Seller of any kind, character or description whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including, without limitation (which liabilities and obligations not expressly assumed by Purchaser are referred to herein as "Excluded Liabilities"):

(a) any claim, regardless of when made or asserted, which arises out of or is based upon any agreement made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or products sold or leased by or on behalf of Seller prior to the Closing;

(b) any liability of Seller for Taxes, whether arising before or after the Closing, including, without limitation, Taxes arising in connection with the transactions contemplated by this Agreement and any subsequent liquidation of Seller;

(c) any liability of Seller for the unpaid Taxes of any Person (other than Seller) under IRC Reg.ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

(d) any liability or obligation arising prior to or as a result of the Closing to any employees, agents or independent contractors of Seller, whether or not employed by Purchaser after the Closing, or under any benefit arrangement; or

(e) any liability or obligation under or in connection with the assets excluded from the Assets purchased by Purchaser hereunder.

(f) any liability or obligation of Seller under any oral Contract, whether or not assigned to Purchaser hereunder, or under any Contract assigned to Purchaser hereunder to the extent the liabilities or obligations arise during, or relate to, a period prior to the Closing Date or relate to a Contract not listed on the Schedules identified in Section 1.3;

(g) any liability or obligation which would not have existed had each of the representations and warranties of Seller in this Agreement or the Other Seller Agreements, been true;

(h) any obligation of Seller to pay Participations or Residuals to the extent that such obligations become due, or arise out of or relate to proceeds paid to or for the benefit of Seller prior to the Closing Date, and any obligation of Seller to pay sales commissions in connection with any Film Contract;

(i) any liability arising from the breach of any representation or warranty made by Seller under any Contract to which it is a party;

(j) any liability or obligation of Seller with respect to unpaid laboratory costs, tape duplication costs or unpaid advances, guaranties or deferments in connection with any Film Contract;

(k)  any   liability   or   obligation   of  Seller   with   respect  to  unpaid
     synchronization or music license fees or other material used in the Library prior to the Closing Date;

(l) any liability or obligation of Seller with respect to unpaid production costs;

(m) any liability or obligation of Seller which relate to any retirement, pension, profit sharing or other compensation plan, including, without limitation, any liability or obligation to any guild or collective bargaining group;

(n)  any  liability  or  obligation  of  Seller   relating  to  any   severance,
     "parachute" or other similar payment to any officer, director or employee of Seller;

(o) any liability or obligation of Seller arising outside of the ordinary course of the Business or otherwise arising by reason of any breach of contract, tort or infringement of the rights of another;

(p) any liability or obligation of Seller in connection with its trade payables and current liabilities existing as of the Closing Date;

(q) any liability or obligation of any Affiliate of Seller and any liability or obligation owing to any Affiliate of Seller;

(r) any contingent liabilities, except to the extent explicitly assumed by Purchaser under Section 1.3; and

(s) any liability or obligation of Seller or its Affiliates discharged by operation of law.

To the extent of any inconsistencies between this Section 1.4 and Section 1.3 above, the provisions of Section 1.3 shall govern.

     Section 1.5. Consents. Seller has advised Purchaser that some of the Leased Carriage Agreements require the prior written consent of the other party thereto to assign such agreements to Purchaser. To the extent a Leased Carriage Agreement may not be assigned to Purchaser without the prior written consent of the other party thereto, such Leased Carriage Agreement shall not be assigned to Purchaser pursuant to Section 1.1(f) at the Closing. For a period of ninety (90) days after the Closing, Seller covenants to assist Purchaser, as requested, in obtaining any third party consents under any Leased Carriage Agreement not assigned to Purchaser at the Closing pursuant to this Section 1.5 and, upon obtaining such third party consents, Seller covenants to assign all of its rights, title, interests and obligations under such Leased Carriage Agreement to Purchaser.

ARTICLE 2. PURCHASE PRICE; ALLOCATION.

     Section 2.1. Purchase Price. Subject to the terms and conditions contained in this Agreement, Purchaser shall pay the following amount (the "Purchase Price") to Seller as follows: (i) Two Hundred Thousand Dollars ($200,000) in immediately available funds, (ii) the number of shares of common stock of Purchaser's Parent with a value equal to Four Hundred Thousand Dollars ($400,000) with that value determined by the average closing price for the five
(5) trading days preceding the Closing on the Over the Counter Bulletin Board (the "J2 Shares"), and (iii) one hundred and fifty (150) shares of common stock of Purchaser, constituting fifteen percent (15%) of the outstanding shares (the "NLN Shares" and together with the J2 Shares, collectively, the "Shares"). Seller hereby assigns and transfers all of its rights and interests in such Shares to Agent, as agent for the Lenders under that certain Credit Agreement. Subject to the terms of Article 11 and the Escrow Agreement, the parties acknowledge and agree that, upon issuance at the Closing, the Shares will be deposited in escrow with the Escrow Agent, to be held and released to Purchaser and/or the Lenders, as the case may be, in accordance with the terms and conditions of the Escrow Agreement. The Shares will be deemed delivered to Seller, and payment of that portion of the Purchase Price shall be deemed satisfied, upon receipt of the Shares by the Escrow Agent.

     Section 2.2. Deposit. Upon execution of this Agreement, Purchaser deposited with Seller's counsel Fifty Thousand Dollars ($50,000) (the "Deposit") to be held in escrow by Seller's counsel and applied against the Purchase Price (as provided in Section 3.3), returned to Purchaser (as provided in Section 14.1) or forfeited to Seller (as provided in Section 14.2), as the case may be. In the event this Agreement is executed and closed on the same day, no Deposit will be made with Seller's counsel.

     Section 2.3. Allocation of Purchase Price. The Purchase Price and Assumed Liabilities, as finally determined, shall be allocated among the Assets acquired hereunder in accordance with Schedule 2.3 attached hereto. Seller and Purchaser shall prepare and complete all of their respective income tax returns and reports, including IRS Form 8594, on a basis consistent with such allocations and shall not take a position before any taxing authority or in any judicial proceeding that is in any way inconsistent with such allocations.

ARTICLE 3. CLOSING

     Section 3.1. Date, Time and Place of Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place on Friday, August 30, 2002, by facsimile between the offices of Leagre Chandler & Millard LLP, located at 135 N. Pennsylvania Street, Suite 1400, Indianapolis, Indiana, and the offices of Traub, Bonaquist & Fox LLP, 655 Third Avenue-21st Floor, New York, New York or on such other date and at such other time and place as Seller and Purchaser shall mutually agree upon. The date of the Closing is referred to in this Agreement as the "Closing Date." The Closing shall be deemed effective as of 5:00 p.m. (E.S.T) on the Closing Date or, if earlier, upon delivery or waiver of each of the items set forth in Sections 3.2 and 3.3 (the "Effective Time").

Section 3.2. Deliveries by Seller at Closing. At the Closing, Seller shall deliver to Purchaser:

(a) All deeds, bills of sale, assignments, and other instruments of conveyance, assignment and transfer, duly executed by Seller and dated as of the Closing Date, necessary to transfer to Purchaser good and marketable title to the Assets, including a duly executed assignment and assumption agreement in substantially the same form as the Assignment and Assumption Agreement attached hereto as Exhibit A;

(b)  An executed copy of the Escrow Agreement;

(c) All consents, releases, opinions, agreements, instruments, certificates, and other documents required by Article 8 to be delivered to Purchaser at or before the Closing (if not already delivered to Purchaser prior to the Closing);

(d) A letter executed by Seller and Broadway Video, in form and substance satisfactory to Purchaser, which provides Purchaser with both access and use of Seller's leased premises at 254 W. 54th Street (8th, 10th & 11th Floors), New York, New York through September 30, 2002 (or such earlier date as may be mutually satisfactory to Seller, Broadway Video and Purchaser); and

(e)  Full possession and enjoyment of all of the Assets.

Section 3.3. Deliveries by Purchaser at Closing. At the Closing, Purchaser shall deliver or cause to be delivered:

(a) To Seller, immediately available funds in the amount of Two Hundred Thousand Dollars ($200,000) less (i) the Deposit, if paid to Seller's counsel as provided in Section 2.2, (ii) Seller's allocable share of the Transfer Taxes as provided in Section 7.2 and (iii) Seller's allocable share of the fee owed to the Escrow Agent under the Escrow Agreement;

(b)  To Seller and the Escrow Agent, an executed copy of the Escrow Agreement.

(c) To Seller and the Escrow Agent, an irrevocable letter of instruction to Purchaser's Parent's stock transfer agent authorizing it to issue a certificate for the J2 Shares, in accordance with Seller's instructions, in the name of Agent, as agent for the Lenders under that certain Credit Agreement, and to deliver the J2 Shares to Escrow Agent;

(d) To the Escrow Agent, a certificate for NLN Shares issued, in accordance with Seller's instructions, in the name of Agent, as agent for the Lenders under that certain Credit Agreement; and

(e) To Seller, all consents, opinions, agreements, instruments, certificates, and other documents required by Article 9 to be delivered to Seller at or before the Closing (if not already delivered to Seller before the Closing).

In addition, Seller's counsel shall release the Deposit to Seller, if, in fact, a Deposit was deposited with Seller's counsel pursuant to Section 2.2.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING THE ASSETS

Seller represents and warrants to Purchaser as follows:

     Section 4.1. Organization. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business (including the Business) as now conducted by it and to own or use all assets and properties presently owned or used by it. Seller is duly qualified to do business and is in good standing as a foreign corporation in each state and other jurisdiction in which the ownership or use of the Assets, or the nature of the activities conducted by it in connection with the Business, requires such qualification

     Section 4.2. Authority and Validity. Seller has all requisite corporate power and authority to execute, deliver, and fully perform this Agreement and all other agreements, instruments, certificates and other documents required to be executed by or on behalf of Seller pursuant to this Agreement (the "Other Seller Agreements"). The execution, delivery, and performance of this Agreement and the Other Seller Agreements by Seller have been duly authorized by all requisite corporate and shareholder action. This Agreement has been, and the Other Seller Agreements will be, duly executed and delivered on behalf of Seller by duly authorized officers of Seller, and this Agreement constitutes, and the Other Seller Agreements (when executed and delivered) will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, or similar law affecting the enforcement of creditors' rights, generally, or by general principles of equity.

     Section 4.3. Non-contravention. The execution, delivery and performance of this Agreement and the Other Seller Agreements do not and will not, with or without the giving of notice or the passage of time, or both: (i) violate the Restated Certificate of Incorporation, as amended, or Bylaws of Seller; (ii) violate any Law; or (iii) except as set forth in the Schedule 4.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, or create in any party the right to accelerate, terminate, or modify the existing rights or obligations of Seller under, any loan agreement, indenture, lease, license, or other agreement, instrument, commitment or understanding, oral or written, to which Seller is a party or by which it is bound, or to which any of its assets is subject.

     Section 4.4. Consents. Except as set forth in the Schedule 4.4, no consent, approval, license or authorization of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any of the Other Seller Agreements by Seller for the Sale and transfer of any of the Assets, and all consents, approvals, licenses, authorization of filings which are required will be obtained and/or made prior to the Closing.

     Section 4.5. Title to Assets. Seller has good and marketable title to the Assets free and clear of any and all mortgages, security interests, pledges, liens, charges, claims, leases, restrictions and other encumbrances and defects of title of any nature whatsoever, except as specifically described in Schedule
4.5. Any such mortgages, security interests, liens and other encumbrances described in the Schedule 4.5 will be paid and released at or before the Closing. There are no existing agreements, options, commitments or rights with, of or to any Person to acquire any of the Assets or any interest therein, except for this Agreement and agreements for the sale of inventory entered into in the ordinary course of business consistent with past practice.

     Section 4.6. Condition of Tangible Assets. All tangible personal property included in the Assets is being sold to Purchaser on an "As Is and Where Is" basis. Seller makes no specific warranties or representations, but believes the Assets are sufficient for the conduct of business as contemplated in the core capabilities model. Purchaser has been given the opportunity to inspect all Assets during the course of the due diligence period and has determined the Assets to be acceptable in all respects.

Section 4.7. Intellectual Property.

(a) Seller owns, or possesses the royalty-free license or other right to use, all Intellectual Property necessary to conduct the Business of Seller as presently conducted by Seller.

(b) Except as set forth in Schedule 4.7(b), with respect to each item of Intellectual Property owned by Seller: (i) Seller is the owner of all right, title and interest in and to the item, free and clear of any security interests, liens, encumbrances, or other restrictions; (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) Seller has not received any notice of any kind whatsoever which challenges the legality, validity, enforceability, use, or ownership of the item; (iv) the item has not been misappropriated from any Person; and (v) Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c) With respect to each item of Intellectual Property owned by a third Person and used by Seller pursuant to a license, sublicense, agreement, or other permission: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially identical terms following the consummation of the transactions contemplated herein; (ii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which, with notice or lapse of time, or both, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iii) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; (iv) with respect to each sublicense, the representations and warranties set forth in clauses (i) through (iii) above are true and correct with respect to the underlying license; (v) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (vi) Seller has not received any notice of any kind whatsoever which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and (vii) Seller has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(d) No third Person has interfered with, infringed upon, misappropriated, or otherwise improperly used any item of Intellectual Property of Seller. Seller has not taken, or omitted to take, any action which may have the effect of waiving any of its rights to the Intellectual Property, the waiver of which may make Purchaser unable to operate a material portion of the Business of Seller as currently conducted by Seller or allow any other Person to compete more effectively with Purchaser than it presently does with Seller.

(e) Seller has not interfered with, infringed upon, misappropriated, or otherwise improperly used any Intellectual Property rights of any other Person, and Seller has not received any notice of any kind whatsoever alleging any such interference, infringement, misappropriation or improper use.

     Section 4.8. Computer Software. Seller has delivered to Purchaser complete and correct copies of all user and technical documentation related to the Software, as available.

     Section 4.9. Tax Matters. All federal, state, local and foreign tax returns, reports, statements and other similar filings required to be filed through December 31, 2000 by Seller with respect to any Taxes (the "Tax Returns") have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns properly reflect the liabilities of Seller for Taxes for the periods, property or events covered thereby. All Taxes have been properly accrued or paid. Seller has not received any notice of assessment or proposed assessment in connection with any Tax Returns, and there are not any pending tax examinations of or tax claims asserted against Seller or any of its assets or properties. Except as set forth on Schedule 4.9, Seller has not extended, or waived the application of, any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes. There are no Tax liens (other than any lien for current taxes not yet due and payable) on any of the assets or properties of Seller. Seller has no knowledge of any basis for any additional assessment of any Taxes. Seller has made all deposits required by law to be made with respect to employees' withholding and other employment taxes.

     Section 4.10. Contracts. Set forth on Schedule 4.10 is a complete and correct listing and description of all of the following agreements, contracts and commitments, whether written or oral: (i) by which any of the Assets are bound, or (ii) to which Seller is a party or by which Seller is bound and which relate directly or indirectly to the Assets (collectively, the "Contracts"):

(a) Notes, obligations, mortgages, security agreements and other agreements and instruments;

(b) Employment, consulting, compensation and agency agreements (other than employment arrangements terminable at will without liability on the part of Seller or upon payment of no more than applicable statutory or regulatory severance or termination benefits);

(c)  Distributorship, or marketing agreements;

(d) Agreements, orders, or commitments for the purchase, acquisition or lease of products, goods, services or equipment;

(e) Agreements, orders, or commitments for the sale of goods or the performance of services;

(f)  Licenses to or from others of Intellectual Property and Software;

(g)  Brokerage or finder's agreements;

(h) Partnership, joint venture or other arrangements or agreements involving a sharing of profits or expenses;

(i) Contracts or commitments to sell, lease, or dispose of any Asset, whether or not in the ordinary course of business;

(j) Contracts or commitments with any shareholder, employee, director, officer, or Affiliate of Seller; and

(k) All other agreements, contracts, commitments and understandings relating to the Assets, including Film Contracts.

     Section 4.11. Compliance with Laws; Authorizations. Seller has complied with all, and is not in violation of any, Laws applicable to Seller, or the Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with such Laws. Seller owns or lawfully uses all permits, licenses, franchises, and other authorizations and approvals from Governmental Authorities and other Persons that are necessary in connection with the Assets. All of such permits, licenses, franchises, authorizations and approvals are in full force and effect, and there are no proceedings pending or threatened, which may result in the revocation, cancellation, suspension, or any adverse modification of any such permit, license, franchise, authorization or approval.

     Section 4.12. Litigation. Except as set forth on Schedule 4.7(b), there is no litigation, arbitration, investigation or other proceeding pending against, or otherwise affecting, or, to Seller's knowledge threatened against, the Assets, nor is there any reasonably likely basis for any such litigation, arbitration, investigation or proceeding. Any such litigation, arbitration, investigation or other proceeding, if determined adversely to Seller, will not have a material adverse effect on the Business or prevent the consummation of any of the transactions contemplated by this Agreement. Seller is not subject to, or in violation of, any judgment, order, writ, injunction, decree or award of any court, arbitrator or other Governmental Authority that may have a material adverse effect on the Business or prevent the consummation of any of the transactions contemplated by this Agreement.

Section 4.13. Matters Regarding Library

(a) Schedule 1.1(a) sets forth, on a title-by-title basis, a true, correct and complete list of the principal films and programs which constitute the Library, specifying for each such film and program in the Library the number and length of episodes produced, genre, and a short description of the programming.

(b) The transfer of the Assets pursuant to this Agreement will vest in Purchaser all rights of Seller for the distribution, exhibition and exploitation of the Library.

(c) Except as set forth on Schedule 4.13(c), Seller has no liability or obligation for any Residuals or Participations.

(d) Seller has not received any notice that any other party intends to cancel, terminate, repudiate, rescind or exercise any offset with respect to any of the Film Contracts.

(e) None of the licensors under any Film Asset Acquisition Agreement to which Seller is a party has exercised any right to buy back any rights granted to Seller in the Library nor have any such rights reverted to any licensor nor has any such licensor purported to terminate or rescind any such rights.

(f) All advances, guarantees, Residuals, royalties and Participations payable prior to the Closing Date by Seller under or in connection with the Library have been fully paid, and all other obligations of Seller under or in connection with the Library required to be performed prior to the Closing Date (including, without limitation, delivery obligations to each counter-party under a Film Asset Exploitation Agreement) have been fully performed and there is no condition or event which upon notice or lapse of time or both would constitute a breach of default by Seller relating to the Library.

(g) At the Closing, Seller will transfer to Purchaser good title to all Physical Properties owned by Seller.

(h) Each of the Assets in the Library is protected by copyright under the laws of the United States. Seller has not received any notice from any third parties notifying Seller that it has violated or infringed upon the trademark, service mark, tradename, copyright, literary, dramatic, music, artistic, personal, private, civil, contract or property right or rights of privacy or any other right, whether tangible or intangible, of any Person.

(i) All of the artwork, packaging, publicity, promotional materials and advertising prepared by Seller relating to the Library has been prepared in accordance with and is in full compliance with all of the requirements of the applicable Film Contracts and requirements of applicable Laws which are customarily applicable to transactions of the type contemplated herein.

(j) The transfer of the Assets pursuant to this Agreement will vest in Purchaser all rights with respect to musical compositions and sound recordings licensed from third parties and contained in the Assets necessary for the lawful distribution, exhibition and exploitation of the Library without infringing or violating any laws or rights of third parties; and the performance rights of all non-dramatic music contained in the Library (whether in connection with musical compositions or sound recordings) are: (i) controlled by a performing rights organization such as the American Society for Composers Authors and Publishers (ASCAP), Broadcast Music Inc. (BMI) SESAC, Inc., PRS, and/or SOCAN (ii) available for license from the party(ies) controlling such rights, (iii) in the public domain, or (iv) controlled by Seller directly or through license(s), and if so, then such rights are granted herewith.

ARTICLE 5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND THE AGENT REGARDING THE SHARES.

     Section 5.1. Not Registered. Seller and Agent each acknowledges and understands that the Shares have not been, and, except as provided in the Registration Agreement, will not be, registered under the Securities Act of 1933, as amended, or any state securities laws, and are being sold to Seller (and assigned pursuant to this Agreement to Agent) in reliance upon exemptions from registration, based, in part, upon the representations of Seller and the Agent made in this Agreement.

     Section 5.2. Investment Intent. Except to the extent contemplated under this Agreement and the Escrow Agreement, each of Seller and Agent represents and warrants that it is receiving the Shares for investment purposes only and for its own account as principal, and not with a view to, or for, resale or distribution, except as permitted by applicable law.

     Section 5.3. Risk. The Agent recognizes that each Lender must bear the economic risk of the investment in the Shares for an indefinite period of time and acknowledges that the Shares may not be sold, pledged, hypothecated, encumbered or otherwise transferred or subjected to a security interest unless such Shares are first registered under applicable federal and state securities laws or unless an exemption from registration is available which is confirmed by the issuer's legal counsel prior to transfer thereof.

     Section 5.4. Information. Seller and Agent each represents and warrants that it: (i) has received all documents and other information concerning Purchaser and Purchaser's Parent that it has requested and as a result of its study of the information and prior overall experience in financial matters, it is properly able to evaluate the capital structure of Purchaser and Purchaser's Parent, the business of Purchaser and Purchaser's Parent and the risks inherent in an investment therein; (ii) understands that the Shares are not liquid and, except for the shares of common stock of Purchaser's Parent, are not traded on any public exchange or market; and (iii) has been given the full opportunity to obtain any additional information or documents from, and to ask questions of, Purchaser's and Purchaser's Parent's officers and directors to the extent necessary to evaluate the merits and risks related to the investment in Purchaser and Purchaser's Parent.

     Section 5.5. Legend. The Agent acknowledges and agrees that the following legend will be placed on each certificate representing the Shares and any other documents evidencing ownership of the Shares:

          "The transfer of the securities represented by this certificate has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale, except as permitted by applicable law and in accordance with this legend.

          These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws, pursuant to registration or exemption therefrom. The holder of the securities represented by this certificate acknowledges that it will be required to bear the financial risks of this investment for an indefinite period of time.

          By the acceptance hereof, the holder agrees that these securities may not be made subject to a security interest, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933, as amended, and applicable state securities laws or an opinion of counsel reasonably satisfactory to the issuer that registration is not required under the Securities Act of 1933, as amended, and applicable state securities laws."

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

     Section 6.1. Organization. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as now conducted by it and to own or use all assets and properties presently owned or used by it.

     Section 6.2. Authority and Validity. Purchaser has all requisite corporate power and authority to execute, deliver and fully perform this Agreement, and all other agreements, instruments, certificates and documents required to be executed by or on behalf of Purchaser pursuant to this Agreement (the "Other Purchaser Agreements"). The execution, delivery, and performance of this Agreement by Purchaser have been duly authorized by all requisite shareholder and corporate action. This Agreement has been, and the Other Purchaser Agreements will be, duly executed and delivered on behalf of Purchaser by duly authorized officers of Purchaser, and this Agreement constitutes, and the Other Purchaser Agreements (when executed and delivered) will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar law affecting the enforcement of creditors' rights, generally, or by general principles of equity.

     Section 6.3. Noncontravention. The execution, delivery and performance of this Agreement and the Other Purchaser Agreements do not and will not, with or without the giving of notice or the passage of time, or both: (i) violate the Certificate of Incorporation or By-Laws of Purchaser; (ii) violate any Law; or
(iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, or create in any party the right to accelerate, terminate, or modify the existing rights or obligations of Purchaser under any loan agreement, indenture, lease, license, or other agreement, instrument, commitment or understanding, oral or written, to which Purchaser is a party or by which it is bound, or to which any of its assets is subject.

     Section 6.4. Consents. No consent, approval, license or authorization of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any of the Other Purchaser Agreements by Purchaser, or, if required, will have been obtained prior to the Closing.

     Section 6.5. Status of Shares. When issued to Seller, the Shares will constitute duly and validly issued common shares of Purchaser or Purchaser's Parent, as the case may be, and will be fully paid and non-assessable.

     Section 6.6. Litigation. There is no litigation, arbitration, investigation or other proceeding pending against or, to the best knowledge of Purchaser, threatened against or otherwise affecting, Purchaser which, if determined adversely to Purchaser, would prohibit the consummation by Purchaser of the transaction contemplated by this Agreement. Purchaser is not subject to, or in violation of, any judgment, order, writ, injunction, decree or award of any court, arbitrator or other Governmental Authority, which prohibits the consummation by Purchaser of the transaction contemplated by this Agreement.

     Section 6.7. Capitalization. Purchaser is authorized to issue One Thousand (1,000) shares of common stock, with a $0.0001 par value per share. Immediately following the Closing, Purchaser shall have One Thousand (1,000) shares of common stock issued and outstanding.

ARTICLE 7. ADDITIONAL COVENANTS OF THE PARTIES

     Section 7.1. Property Taxes. Seller shall be liable for all personal property taxes and assessments attributable to the Assets (the "Property Taxes") accruing prior to and on the Closing Date (regardless of when due and payable), and Purchaser shall be liable for all such Property Taxes accruing after the Closing Date.

     Section 7.2. Transfer Taxes. All sales and use taxes, documentary taxes, and other transfer taxes and fees arising out of the transfer of the Assets to Purchaser (collectively, the "Transfer Taxes") shall be paid one-half by Seller and one-half by Purchaser promptly upon the determination of the amount thereof. In furtherance of the foregoing, Seller and Purchaser have agreed that Purchaser shall hold back from the cash portion of the Purchase Price $6,517.50, which amount represents Seller's estimated share of the Transfer Tax. In the event Seller's share of the Transfer Tax is ultimately determined to be less than the amount withheld by Purchaser pursuant to this Section 7.2, Purchaser shall promptly remit such excess to Seller. Seller and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax laws.

     Section 7.3. Access to Premises and Information. From the date of this Agreement until the Closing, Seller shall, upon reasonable notice and during regular business hours, provide to Purchaser and its legal counsel, accountants, and other representatives with full access to all premises, properties, personnel, books, records (including Tax Returns and Tax records), contracts, and documents related to the Business or the Assets, and Seller shall furnish Purchaser with copies of all such documents and such other information relating to the affairs of the Business as Purchaser may from time to time reasonably request.

ARTICLE 8. CONDITIONS PRECEDENT TO PERFORMANCE BY PURCHASER

The   obligations  of  Purchaser   under  this  Agreement  are  subject  to  the
satisfaction, at or before the Closing, of each of the following conditions:

     Section 8.1. Representations and Warranties True at Closing. All of the representations and warranties of Seller and the Agent in this Agreement or in any Other Seller Agreements or Other Agent Agreements, as applicable, shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at the time of the Closing, other than representations and warranties that expressly refer to a specified time.

     Section 8.2. Satisfaction of Covenants. Seller and the Agent shall have performed and complied with all covenants and obligations required by this Agreement, the Other Seller Agreements or the Other Agent Agreements to be performed or complied with by them, as applicable, prior to the Closing. All documents required to be delivered to Purchaser at or before the Closing pursuant to this Agreement shall have been delivered to Purchaser, and the form and content of all such documents shall be reasonably satisfactory to Purchaser and its legal counsel.

     Section 8.3. Consents. Seller shall have delivered to Purchaser all written consents and approvals of third Persons and Governmental Authorities which are required to consummate the transactions contemplated by this Agreement.

     Section 8.4. No Adverse Proceedings. Except as set forth in Schedule 4.7(b), as of the Closing Date, no litigation, legal action, suit, arbitration, investigation, claim, proceeding, injunction, order, decree, or judgment shall be made, entered, pending, or threatened against Seller, which may (i) have a material adverse effect on the Business, any Asset, or the continued operation of the Business by Purchaser subsequent to the Closing, or (ii) enjoin or prevent the consummation of the transaction contemplated by this Agreement.

     Section 8.5. Certified Resolutions. Seller shall have delivered to Purchaser copies of resolutions duly adopted by the Board of Directors and shareholders of Seller, in such form as shall be reasonably satisfactory to Purchaser, authorizing the execution, delivery and performance of this Agreement and all Other Seller Agreements and all other corporate action necessary or proper to consummate the transactions contemplated by this Agreement, which copies of such resolutions shall be certified as true and correct by the Secretary of Seller.

     Section 8.6. Release of Liens. Seller shall have obtained releases of all mortgages, security interests, restrictions, pledges, liens, encumbrances and charges of any nature whatsoever in, on or against the Assets to the full satisfaction of Purchaser.

ARTICLE 9. CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER

The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

     Section 9.1. Representations and Warranties are True at Closing. All of the representations and warranties of Purchaser and Purchaser's Parent contained in this Agreement or in any Other Purchaser Agreements shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at the time of the Closing, other than representations and warranties that expressly refer to a specified time.

     Section 9.2. Satisfaction of Covenants. Purchaser and Purchaser's Parent shall have performed and complied with in all material respects all covenants and obligations required by this Agreement or the Other Purchaser Agreements to be performed or complied with by Purchaser and Purchaser's Parent, as applicable, on or before the Closing.

     Section 9.3. No Adverse Proceedings. As of the Closing Date, no litigation, legal action, suit, arbitration, investigation, claim or proceeding, injunction, order, decree, or judgment shall be made, entered, pending, or threatened against Purchaser or Purchaser's Parent, which may enjoin or prevent the consummation of the transaction contemplated by this Agreement.

     Section 9.4. Registration Agreement. Purchaser's Parent shall have executed the Registration Agreement.

ARTICLE 10.       POST-CLOSING COVENANTS

     Section 10.1. Preservation of Books and Records. For a period of six (6) years after the Closing Date, Purchaser, and for a period of six (6) months after the Closing Date, Seller shall each preserve all books and records possessed or to be possessed by them relating to the assets, liabilities or business of the Business. After the Closing Date, where there is a legitimate purpose, upon prior reasonable written request specifying the need therefor and during regular business hours, each party shall provide the other party with access to such books and records in its possession relating to the assets, liabilities or business of the Business and the other party shall have the right to make copies of such books and records; provided, however, that such right of access and to copy books and records shall be subject to a confidentiality covenant at the request of the party providing the information. After the aforesaid periods, all of such books and records may be destroyed, except those books and records which either party specifically requests to be retained, in which event the cost of storing and delivering such retained books and records shall be borne by the party requesting them to be retained.

     Section 10.2. Payments Received After Closing. After the Closing, Seller and Purchaser shall promptly transfer and deliver to the other party, from time to time as and when received by them, any and all cash, checks (with appropriate endorsements, using their best efforts not to convert such checks into cash), and other property that it may receive after the Closing which properly belong to the other party and shall account to the other party for all such receipts. After the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Assets purchased by Purchaser hereunder.

     Section 10.3. Rule 144. Purchaser's Parent shall make, and Purchaser shall use its reasonable best efforts to cause Purchaser's Parent to make, publicly available and available to the Agent and the Lenders, pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"), such information as is necessary to enable the Agent and Lenders to make sales of shares of common stock of Purchaser's Parent received pursuant to Section 2.1 pursuant to Rule
144. Purchaser's Parent shall use its reasonable best efforts to file timely with the SEC all documents and reports required of Purchaser's Parent under the Exchange Act. Purchaser's Parent shall furnish to the Agent or any Lender upon written request, a written statement executed on behalf of Purchaser's Parent as to compliance with the current public information requirements of Rule 144.

ARTICLE   11.   SURVIVAL   OF   REPRESENTATIONS,   WARRANTIES   AND   COVENANTS;
                INDEMNIFICATION

     Section 11.1. Survival of Representations, Warranties and Covenants.

(a) All representations and warranties of and by Seller, the Agent, Purchaser and Purchaser's Parent, contained in this Agreement or in any Other Seller Agreement, Other Agent Agreement or Other Purchaser Agreement shall survive the Closing and shall continue in full force and effect until the first anniversary of the Closing Date.

(b) The right of any party to indemnification, payment of damages, or other remedy based upon such representations, warranties, covenants and obligations shall not be impaired or otherwise affected by any investigation conducted by such party prior to the Closing or by the fact that such party knew or had reason to know prior to the Closing of the inaccuracy of or non-compliance with any such representation, warranty, covenant or obligation.

(c) For purposes of the indemnity provided in this Article 11, any Losses (as defined in Section 11.2) hereunder shall include any amount (the "Gross-up") necessary to hold the payee harmless on an after-tax basis from all Taxes, if any, required to be paid as a result of receiving such payment) including the payment of any Gross-up determined herein and after taking into consideration any Tax benefits the payee actually derived from the indemnified Loss) by such payee or by an consolidated group of which such payee is or shall be a member. For purposes of calculating the amount of any Taxes in the preceding sentence, it shall be assumed that such Taxes are payable at the highest effective statutory federal and local state, corporate income tax rates could apply to such payee or consolidated group, as applicable for the relevant period.

     Section 11.2. Indemnification by Seller. Seller agrees to indemnify and hold harmless Purchaser and its officers, directors, employees, agents, attorneys, advisors, representatives and Affiliates, and their respective heirs, legal representatives, successors and assigns (collectively, the "Purchaser Indemnitees"), from and against, and shall pay or reimburse Purchaser Indemnitees for, any and all losses, liabilities, damages (including incidental and consequential damages), diminution in value, obligations, claims, proceedings, fines, deficiencies and expenses (including reasonable attorneys' and accountants' fees and disbursements incurred in the investigation or defense of any of the foregoing or in the enforcement or assertion of their indemnity rights hereunder), whether or not involving a third party claim (collectively, the "Losses"), arising out of, resulting from, or in connection with:

(a) Any inaccuracy of any representation or breach of any warranty made by Seller in this Agreement or in any Other Seller Agreement (including any allegations by any third Person that, if true, would mean that Seller has breached any of its representations or warranties);

(b) Any failure by Seller to perform or comply with any covenant or obligation contained in this Agreement or in any Other Seller Agreement (including any allegations by any third Person that, if true, would mean that Seller has failed to perform or comply with any of its or his covenants or obligations);

(c) Any debt, liability or obligation of Seller not expressly assumed by Purchaser pursuant to this Agreement or with respect to assets of Seller not purchased by Purchaser pursuant to this Agreement (including, without limitation, any such liability of Seller that becomes a liability of Purchaser under any applicable bulk sales law, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law);

(d) Any act, omission, event, state of facts or other condition which occurred or existed on or prior to the Closing Date, whether or not then known, except to the extent expressly assumed by Purchaser pursuant to the terms of this Agreement or any Other Purchaser Agreement;

(e) Any federal, state or local Taxes of any kind whatsoever, including interest and penalties thereon, which may at any time be asserted or assessed with respect to events occurring, or tax periods ending, on or before the Closing Date (regardless of whether the possibility of the assertion or assessment of any such tax liability shall have been disclosed to Purchaser at or prior to the Closing);

(f) Any broker's or finder's fee or other commission resulting from any services alleged to have been rendered to or at the request of Seller with respect to this Agreement or any of the transactions contemplated by this Agreement; and

(g)  The assignment of the Shares to Agent.

     Section 11.3. Indemnification by Agent. The Agent agrees to indemnify and hold harmless the Purchaser Indemnitees from and against, and shall pay or reimburse the Purchaser Indemnitees for, any and all Losses arising out of, resulting from, or in connection with (a) any inaccuracy of any representation or breach of any warranty made by the Agent in this Agreement or in any Other Agent Agreement (including any allegations by any third Person that, if true, would mean that the Agent has breached any of its representations or warranties) and (b) the assignment of the Shares to Agent.

     Section 11.4. Indemnification by Purchaser and Purchaser's Parent. Purchaser and Purchaser's Parent shall indemnify and hold harmless Seller and its officers, directors, employees, agents, attorneys, advisors, representatives and Affiliates, and their respective heirs, legal representatives, successors and assigns (collectively, the "Seller Indemnitees"), from and against, and shall pay or reimburse Seller Indemnitees for, any and all Losses, arising out of, resulting from, or in connection with:

(a) Any inaccuracy of any representation or breach of any warranty made by Purchaser or Purchaser's Parent in this Agreement or in any Other Purchaser Agreement (including any allegations by any third Person that, if true, would mean that Purchaser or Purchaser's Parent, as applicable, has breached any of its applicable representations or warranties);

(b) Any failure by Purchaser or Purchaser's Parent to perform or comply with any covenant or obligation contained in this Agreement or in any Other Purchaser Agreement (including any allegations by any third Person that, if true, would mean that Purchaser or Purchaser's Parent, as applicable, has failed to perform or comply with any of its covenants or obligations);

(c)  Any Assumed Liability;

(d) Any product shipped or manufactured, or service performed, by or on behalf of Purchaser subsequent to the Closing Date, and any act, omission, event, state of facts or other condition which first occurred subsequent to the Closing Date; and

(e) Any broker's or finder's fee or other commission resulting from any services alleged to have been rendered to or at the request of Purchaser or Purchaser's Parent, as applicable, with respect to this Agreement or any of the transactions contemplated by this Agreement.

     Section 11.5. Notice of Indemnification. Any party seeking indemnification (the "Indemnified Party") from any other party (the "Indemnifying Party") with respect to any matter pursuant to Section 11.2, Section 11.3 or Section 11.4 herein shall notify the Indemnifying Party of the existence of its claim for indemnification (the "Claim"), setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification ("Notice of Claim").

     Section 11.6. Third Party Claims.

(a) If any third Person shall assert a claim against any party to this Agreement with respect to any matter which may give rise to a Claim for indemnification by an Indemnified Party against any Indemnifying Party under this Article 11 ("Third Party Claim"), then the Indemnified Party shall promptly notify the Indemnifying Party and, if Seller is the Indemnifying Party, the Agent of such Third Party Claim in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby.

(b) The Indemnifying Party or, if Seller is the Indemnifying Party, the Agent shall have the right, at its sole expense (subject to Section 9.19(e) of the Credit Agreement), to assume the defense of such Third Party Claim using counsel of its choice reasonably satisfactory to the Indemnified Party if and so long as: (i) the Indemnifying Party or the Agent, if applicable, notifies the Indemnified Party in writing, within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party or the Agent, if applicable, will defend the Third Party Claim and that the Indemnifying Party will indemnify the Indemnified Party from and against all Losses incurred or suffered by the Indemnified Party resulting from, arising out of, or relating to the Third Party Claim; (ii) the Indemnifying Party or the Agent, if applicable, provides the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party or Agent, if applicable, will have the financial resources to defend against the Third Party Claim and that the Indemnifying Party will have the financial resources to fulfill its indemnification obligations hereunder; (iii) the Third Party Claim involves money damages only and does not seek an injunction or other equitable relief; (iv) any adverse judgment with respect to, or any settlement of, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (v) the Indemnifying Party or the Agent, if applicable, conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party or the Agent is conducting the defense of the Third Party Claim in accordance with the requirements of paragraph (b) of this Section: (i) the Indemnified Party may retain separate counsel at its sole expense and participate in the defense of a Third Party Claim;
     (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party or the Agent, if applicable, which consent shall not be unreasonably withheld; and (iii) the Indemnifying Party or the Agent, if applicable, shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

(d) If the Indemnifying Party or the Agent, if applicable, fails to assume the defense of such Third Party Claim for any reason, or if any of the conditions specified in paragraph (b) of this Section is or becomes unsatisfied: (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate, and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith; (ii) the Indemnifying Party shall reimburse the Indemnified Party promptly for all costs of defending against the Third Party Claim, including attorneys' fees and expenses; and
     (iii) the Indemnifying Party shall remain liable for all Losses incurred or suffered by the Indemnified Party resulting from, arising out of, or relating to the Third Party Claim to the fullest extent provided in this
     Article 11.

     Section 11.7. Exclusive Remedy; No Other Indemnification Provisions. The indemnification provisions contained in this Article 11 are the sole and exclusive remedy which any party may have against any other party for Losses arising out of, resulting from or in connection with any inaccuracy or breach of any representation, warranty, or breach of any covenant made herein or in any Other Agreement by any other party to this Agreement.

     Section 11.8. Insurance Proceeds. The amounts for which the Indemnifying Party shall be liable to the Indemnified Party under this Article 11 shall be reduced by the amount of any insurance proceeds received by the Indemnified Party in connection with any Claim.

     Section 11.9. Indemnification Limitations.

(a) Purchaser agrees that its sole recourse against Seller or the Agent for any Losses incurred or suffered by any Purchaser Indemnitee shall be satisfied by the cancellation or reconveyance, as applicable, of such number of Shares equal in value to the amount of the Losses in the manner provided for in the Escrow Agreement. Except as provided by the next sentence, the Shares shall contain a legend indicating that such Shares are subject to cancellation or reconveyance, as applicable, pursuant to this Agreement to the extent of the Purchaser Indemnitees' Losses. Following the termination of the escrow and the release of any Shares (or replacement thereof) to Agent, Purchaser shall remove and/or shall cause Purchaser's Parent to remove, as applicable, any legend placed on the Shares (or replacements thereof) pursuant to the preceding sentence upon delivery of such Shares to Purchaser or Purchaser's Parent, as applicable.

(b) Seller and the Agent shall not be required to indemnify or hold Purchaser Indemnitees from and against any Losses pursuant to Section 11.2 or Section
     11.3 unless and until the amount of such Losses incurred by Purchaser Indemnitees equal or exceed, in the aggregate $25,000 (the "De Minimis Amount"). Once the Purchaser Indemnitees' Losses equal or exceed the De Minimis Amount, Seller and Agent shall be liable for the full amount of all Losses starting at the first dollar.

     Section 11.10. Subordination of Rights. Agent recognizes that the rights of the Lenders to the Shares being assigned pursuant to this Agreement and the Other Agent Agreements are subject to and subordinate to the rights of the Purchaser Indemnitees pursuant to Sections 11.2, 11.3 and 11.9 of this Agreement and Sections 2(i) and 2(ii) of the Escrow Agreement. The Agent further acknowledges that the Shares will provide collateral security for the indemnification obligations of both the Agent and Seller under this Article 11, notwithstanding the fact that the Shares have been issued in Agent's name, as agent for the Lenders.

ARTICLE 12. REPRESENTATIONS AND WARRANTIES OF AGENT

The Agent represents and warrants to Purchaser and Purchaser's Parent as follows:

     Section 12.1. Organization. The Agent is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

     Section 12.2. Authority and Validity. The Agent has all requisite power and authority to execute, deliver and fully perform this Agreement, and all other agreements, instruments, certificates and documents required to be executed by or on behalf of the Agent pursuant to this Agreement (the "Other Agent Agreements"). The execution, delivery, and performance of this Agreement by the Agent have been duly authorized by all requisite action. This Agreement has been, and the Other Agent Agreements will be, duly executed and delivered on behalf of the Agent by duly authorized officers of the Agent, and this Agreement constitutes, and the Other Agent Agreements (when executed and delivered) will constitute, the legal, valid and binding obligations of the Agent, enforceable against the Agent in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar law affecting the enforcement of creditors' rights, generally, or by general principles of equity.

     Section 12.3. Noncontravention. The execution, delivery and performance of this Agreement and the Other Agent Agreements do not and will not, with or without the giving of notice or the passage of time, or both: (i) violate the Agreement of Limited Partnership of the Agent; (ii) violate any Law; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, or create in any party the right to accelerate, terminate, or modify the existing rights or obligations of the Agent under any loan agreement, indenture, lease, license, or other agreement, instrument, commitment or understanding, oral or written, to which the Agent is a party or by which it is bound, or to which any of its assets is subject.

     Section 12.4. Consents. No consent, approval, license or authorization of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement or any of the Other Agent Agreements by the Agent, or, if required, will have been obtained prior to the Closing.

     Section 12.5. Agency. The Agent has provided Purchaser with a true and complete copy of all documents relating to its agency relationship with Seller's secured creditors, and such agency relationship remains in full force and effect. Upon deposit of the Shares in escrow, Agent, on its own behalf and on behalf of the other Lenders, hereby represents and warrants that as of the Closing Date neither the Agent nor the Lenders shall have any claim or interest on the Assets being acquired by Purchaser under this Agreement and that all mortgages, security interests, pledges, liens, charges, claims, leases, restrictions and other encumbrances of any nature with respect to the Assets in favor of Agent, as a Lender and as agent for the Lenders, are released.

     Section 12.6. Accredited Investor Status. Agent represents and warrants that it and each Lender is an "accredited investor" as that term is defined in Rule 501 under Regulation D promulgated by the Securities and Exchange Commission."

ARTICLE 13. REPRESENTATIONS AND WARRANTIES OF PURCHASER'S PARENT

Purchaser's Parent represents and warrants to Seller as follows:

     Section 13.1. Organization. Purchaser's Parent is a corporation duly organized and validly existing under the laws of the State of California and has all requisite corporate power and authority to conduct its business as now conducted by it and to own or use all assets and properties presently owned or used by it.

     Section 13.2. Authority and Validity. Purchaser's Parent has all requisite corporate power and authority to execute, deliver and fully perform its obligations under this Agreement and the Registration Agreement. The execution, delivery, and performance of this Agreement by Purchaser's Parent have been duly authorized by all requisite corporate action. This Agreement has been, and the Registration Agreement will be, duly executed and delivered on behalf of Purchaser's Parent by duly authorized officers of Purchaser's Parent, and this Agreement constitutes, and the Registration Agreement (when executed and delivered) will constitute, the legal, valid and binding obligations of Purchaser's Parent, enforceable against Purchaser's Parent in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, or similar law affecting the enforcement of creditors' rights, generally, or by general principals of equity.

     Section 13.3. Noncontravention. The execution, delivery and performance of this Agreement and the Registration Agreement do not and will not, with or without the giving of notice or the passage of time, or both: (i) violate the Articles of Incorporation or By-Laws of Purchaser's Parent; (ii) violate any Law; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of any rights or obligations under, or create in any party the right to accelerate, terminate, or modify the existing rights or obligations of Purchaser's Parent under any loan agreement, indenture, lease, license, or other agreement, instrument, commitment or understanding, oral or written, to which Purchaser's Parent is a party or by which it is bound, or to which any of its assets is subject.

     Section 13.4. SEC Filings; Financial Statements. Purchaser's Parent has filed all reports required to be filed by it with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from January 1, 2001 through the date of this Agreement (such required reports, the "Parent SEC Reports"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Reports), and each fairly presents in all material respects the consolidated financial position of Purchaser's Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     Except as listed in the Schedule 13.4, since the date of the financial statements contained in the most recent Parent SEC Report there has been no event or occurrence relating to Purchaser's Parent or any of its subsidiaries which, in the reasonable judgment of Purchaser's Parent, will be required to be disclosed in a Parent SEC Report on Form 8-K or which would have a material adverse effect on Purchaser's Parent and which has not been disclosed to Seller in a Schedule hereto or in a Parent SEC Report on Form 8-K.

ARTICLE 14. MISCELLANEOUS PROVISIONS

     Section 14.1. Termination. Purchaser may terminate this Agreement by notice to Seller in the event any of the conditions precedent to performance specified in Article 8 have not been met. If Purchaser's termination is as a result of the failure of Seller to meet the conditions precedent in any of Section 8.1 through
Section 8.6 of this Agreement, then the Deposit shall be returned to Purchaser.

     Section 14.2. Failure to Close. If, notwithstanding the satisfaction of all conditions precedent in this Agreement, Purchaser fails and refuses to close the transaction contemplated by this Agreement then, in that event, and as Seller's sole and exclusive remedy, this Agreement shall be deemed terminated and Seller shall retain the Deposit.

     Section 14.3. Expenses. Except as provided otherwise in this Agreement whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay its own fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the related agreements and documents referred to herein, and the consummation of all transactions contemplated by this Agreement, including, without limitation, all attorneys', accountants', and financing fees.

     Section 14.4. Further Assurances. Seller shall, whether before, at, or after the Closing, execute, acknowledge, and deliver such deeds, assignments, conveyances, instruments of transfer, documents, and other assurances, and shall take such other actions consistent with the terms of this Agreement, as may be reasonably requested by Purchaser as necessary or appropriate to transfer title, possession, and enjoyment of the Assets to Purchaser. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claims, rights, or benefits that are transferred to Purchaser by this Agreement and that require the prosecution or enforcement in Seller's name; provided, however, that any such prosecution or enforcement shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

     Section 14.5. No Third Party Beneficiaries. Except as provided in Article 11, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

     Section 14.6. Notices. Except as expressly provided otherwise in this Agreement, any notice, request, claim or other communication required to be given pursuant to this Agreement shall be in writing and shall be either: (i) delivered personally to the party to be notified, (ii) sent by registered or certified United States Mail, first-class postage prepaid, return receipt requested, to the party to be notified at such party's address specified below,
(iii) delivered by an overnight delivery courier service to the party to be notified at such party's address specified below, or (iv) transmitted by facsimile to the party to be notified at such party's facsimile number specified below:

If to Seller, to:                        With a copy to :

Burly Bear Network, Inc.                 Michael S. Fox, Esq.
254 W. 54th Street, 11th Floor           Traub, Bonacquist & Fox LLP
New York, New York 10019                 655 Third Avenue - 21st Floor
Phone: (212) 293-0770                    New York, New York 10017
Fax: (212) 293-0771                      Phone: (212) 476-4770
                                         Fax: (212) 476-4787

If to Purchaser, to:                     With a copy to:

Daniel S. Laikin                         Stephen J. Dutton
Chief Operating Officer                  Leagre Chandler & Millard LLP
J2 Communications                        135 N. Pennsylvania Street
10850 Wilshire Boulevard #1000           Suite 1400
Los Angeles, California 90024            Indianapolis, Indiana  46204
Phone:  (310) 474-5252                   Phone: (317) 808-3100
Fax:      (310) 474-1219                 Fax:     (317) 808-3100

If to the Agent, to:                     With a copy to:

Constellation Venture Capital, L.P.      Kramer Levin Naftalis & Frankel LLP
383 Madison Avenue                       919 Third Avenue
New York, New York  10179                New York, New York  10022
Attention:  Dennis A. Miller             Attn:  Howard J. Rothman, Esq.
Phone:  (212) 272-5102                   Phone: (212) 715-9100
Fax:      (212) 272-9256                 Fax:     (212) 715-8000

Any such notice shall be deemed to have been given as of the earlier of: (a) the date of actual receipt of such notice, or (b) the third business day following the date on which the mail containing such notice is posted if sent by certified or registered United States Mail, or (c) the first business day after such notice is delivered to an overnight delivery courier service for delivery to the address specified above for the party to be notified, or (d) the date of the confirmed transmission of any notice by facsimile. Any party to this Agreement may designate a different address or facsimile number to which notices are to be sent to such party by notifying all other parties to this Agreement as to such different address or facsimile number in the manner set forth above in this Section.

     Section 14.7. No Finders. Seller warrants to Purchaser, and Purchaser warrants to Seller, that they have not incurred any obligation or liability, contingent or otherwise, to pay any broker's or finder's fees, commissions, or other similar fees by reason of any act done by them in connection with the transactions contemplated by this Agreement, and each party agrees to indemnify and hold harmless the other party against and in respect of any such obligation or liability and costs and expenses, including reasonable attorneys' fees, incurred in defending any such claim for such fees.

     Section 14.8. Entire Agreement. This Agreement, together with the Disclosure Schedule and any and all other Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, written or oral; provided, however, that Section 5.4 shall be subject to a separate confidentiality agreement.

     Section 14.9. Amendments and Waivers. No supplement, modification, or amendment of any provision of this Agreement shall be binding unless executed in writing by Purchaser, Agent and Seller. No provision of this Agreement shall be deemed to have been waived unless such waiver is executed in writing by the party waiving such provision. No waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement. No waiver of any breach or violation of any provision of this Agreement shall constitute a waiver of any subsequent breach of such provision.

     Section 14.10. Severability. If any provision of this Agreement is held or declared to be unenforceable, invalid or void, then such provision shall be deemed to be severable from the remaining provisions of this Agreement, and such declaration or holding shall in no way impair or affect the validity or enforceability of the remaining provisions of this Agreement, which shall then be construed as if such invalid or unenforceable provision were omitted.

     Section 14.11. Controlling Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     Section 14.12. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns. No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of all other parties hereto. Notwithstanding the foregoing, Purchaser and Purchaser's Parent acknowledge and agree that Seller has collaterally assigned its rights hereunder to the Lenders pursuant to the Credit Agreement.

     Section 14.13. Accounting Terms. All accounting and financial terms used in this Agreement shall have the meanings given to such terms in accordance with generally accepted accounting principles, except as expressly provided otherwise in this Agreement.

     Section 14.14. Rules of Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) An individual will be deemed to have "knowledge" or to be "aware" of a particular fact or other matter if: (i) such individual is actually aware of such fact or other matter; or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Seller or any other Person that is not an individual will be deemed to have "knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, managing employee, partner, executor, or trustee of such Person has, or at any time had, knowledge of such fact or other matter.

     Section 14.15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed an original, but all of such counterparts together shall constitute but one and the same instrument.

ARTICLE 15. DEFINITIONS.

     Certain capitalized terms used in this Agreement shall have the meanings assigned to such terms by parenthetic reference throughout this Agreement. In addition, except where the context of their use clearly requires a different interpretation, the following terms used in this Agreement shall have the following meanings:

     "Affiliate" means, with respect to any Person: (i) any other Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any other Person owning or controlling ten percent (10%) or more of the outstanding voting interests of such Person, (iii) any officer, director, or general partner of such Person, or (iv) any other Person who is an officer, director, general partner, trustee, or holder of ten percent (10%) or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence. For purposes of this definition, the term "controls," "is controlled by," or "is under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such a Person, whether through the ownership of voting securities, by contract or otherwise.

     "Assets" has the meaning set forth in Section 1.1.

     "Assumed Liabilities" has the meaning set forth in Section 1.2.

     "Business" has the meaning set forth in Recital 1.

     "Business Records" has the meaning set forth in Section 1.1(m).

     "Closing" has the meaning set forth in Section 3.1.

     "Closing Date" has the meaning set forth in Section 3.1.

     "Contracts" has the meaning set forth in Section 4.10.

     "Copyrights" has the meaning set forth in Section 1.1(l).

     "Credit Agreement" means that certain senior secured Credit Agreement dated as of April 1, 2002, as amended from time to time.

     "Disclosure Schedule" means the Schedules attached hereto, as amended from time to time in accordance with this Agreement.

     "Effective Time" has the meaning set forth in Section 3.1.

     "Escrow Agent" means The National Bank of Indianapolis, a federally chartered bank.

     "Escrow Agreement" means the escrow agreement, in form and substance satisfactory to the parties, by and among the Escrow Agent, the Agent and Purchaser, pursuant to which the Shares are placed in escrow for a one year period from the Closing Date.

     "Excluded Liabilities" has the meaning set forth in Section 1.4.

     "Film Asset Acquisition Agreement" shall mean, with respect to any Person, a Contract pursuant to which that Person has acquired from another Person, or must acquire from another Person, all or any of such other Person's rights in the Library or any Film Asset.

     "Film Asset Exploitation Agreement" shall mean, with respect to any Person, a Contract pursuant to which that Person has granted to another Person, or must grant to another Person, all or any of that Person's rights to exploit the Library or any Film Asset.

     "Film Assets" shall mean, with respect to the Library, all rights and interests therein or pertaining thereto, including, all rights and interests of every kind and nature of whatever description, present and future, direct and indirect, whether now owned or hereafter acquired
     (including, without limitation, any rights or interests that revert), throughout the universe in perpetuity in all media, whether now or hereafter created or devised, and by all means, whether now known or hereafter created or devised, in and to the following:

     (a)  the underlying Literary Property;

     (b) all worldwide copyrights, rights and interests in copyrights, renewals and extensions of copyrights, domestic and foreign, obtained upon the Library or the underlying Literary Property or any part thereof, the right (but not the obligation) to make publication thereof for copyright purposes and to register claims under copyright, the right (but not the obligation) to renew and extend such copyright and the right (but not the obligation) to sue in the name of any Person for past, present and future infringements of copyright and to receive all damages, judgments, recoveries or proceeds therefrom;

     (c) all music, musical compositions and master recordings created for, used in or to be used in connection with the Library, including, without limitation, all copyrights therein and all rights to perform, copy, record, re-record, produce, publish, reproduce or synchronize any or all of said music, musical compositions and master recordings throughout the universe as well as all other rights to exploit such music including recording, soundtrack recording and music publishing rights;

     (d) all collateral, allied, ancillary and subsidiary rights of every kind and nature whatsoever derived from, appurtenant to or related to the Library or the underlying Literary Property, including, without limitation, all production, exploitation, reissue, remake, sequel, prequel, serial or series production rights, by any means and in any medium now known or hereafter devised, whether based upon, derived from or inspired by the Library, the underlying Literary Property or any part thereof; all rights to use, exploit and license others to use or exploit any and all music, novelization, publishing, commercial tie-ups and merchandising rights of every kind and nature whatsoever, including, without limitation, those arising out of or connected with or inspired by the Library or the underlying Literary Property, the title or titles of the Library or the underlying Literary Property, the characters appearing in the Library or the underlying Literary Property and/or the names or characteristics of said characters, and including further, without limitation, any and all commercial exploitation in connection with or related to the Library, all remakes, sequels, prequels or other adaptations and/or derivative works thereof and/or said Literary Property (collectively the "Ancillary Rights");

     (e) all rights to develop, produce, acquire, reacquire, finance, release, sell, distribute, subdistribute, lease, sublease, market, license, sublicense, exhibit, broadcast, transmit, reproduce, publicize or otherwise exploit the Library, the underlying Literary Property and the Ancillary Rights in perpetuity, without limitation, in any manner and in any media whatsoever throughout the universe, whether now known or hereafter developed, including, without limitation, by projection, radio, all forms of television (including, without limitation, free, pay, toll, cable, sustaining subscription, sponsored and direct satellite broadcast), in theatres, non-theatrically, all airline and ship board exploitation, on cassettes, cartridges, DVD, other discs and other similar and dissimilar video devices, all forms of computer assisted or interactive media (including, without limitation, CD-ROM, CD-I and similar disc systems), all so-called video-on-demand and/or near video-on-demand systems however devised, interactive cable and by any and all other means, methods, processes or devices now known or hereafter conceived, devised or created;

     (f) all underlying Literary Properties and all Ancillary Rights relating to the Library, including, without limitation, (i) all rights to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Library or any Film Asset relating thereto and all applicable Film Contracts, and (ii) all claims for damages arising out of or for breach of or default under all applicable Film Contracts or otherwise, (iv) the right to terminate all applicable Film Contracts, to perform thereunder and to compel performance and otherwise to exercise all remedies thereunder;

     (g) all agreements with respect to the Library or any Film Asset relating thereto, including, without limitation, all Film Contracts relating to the Library and all agreements for (i) acquisition of rights in the Library or any Literary Property and all rights under distribution and license agreements, (ii) personal and/or professional services, including the services of writers, directors, performers, producers, special effects personnel, production personnel, animators, cameramen and other creative, artistic or technical staff and other persons providing services with respect to the Library and (iii) the use of studio space, equipment, facilities, locations, production services, special effects services and laboratory services;

     (h) all Physical Properties relating to the Library, including ownership and all access rights and rights to use the same, all pledgeholder, laboratory, access or film warehousing documents or agreements relating to the Library or any Physical Properties thereof;

     (i) all insurance of whatever description placed upon or relating to the Library or the insurable properties thereof and/or any Person or Persons engaged in the development, acquisition, production, completion, delivery or exploitation of the Library, and all rights of any kind or nature whatsoever in and to all completion guarantees and all other agreements and documents relating to production, completion, delivery and exploitation of the Library and the proceeds thereof;

     (j) the title or titles of the Library including rights protected pursuant to trademark, service mark, unfair competition and/or other laws, rules or principles of law or equity and all inventions, processes, formulae, licenses, copyrights, patents, patent rights, trademarks, trademarks rights, service marks, service mark rights, trade names, trade name rights, logos, indicia, corporate and company names, business source or business identifiers and renewals and extensions thereof, domestic and foreign, and the accompanying goodwill relating to the Library, the right (but not the obligation) to register claims under trademark, patent or copyright and to renew and extend such trademarks, patents or copyrights and the right (but not the obligation) to sue in the name of any Person for past, present or future infringement of trademark, copyright or patents; and

     (k) all key art, transparencies, photographs, slides and promotional materials of whatever nature.

     The foregoing definition of "Film Assets" is not intended to imply that Seller actually owns or has any interest in, or is representing herein that it owns or has any interest in, each and every possible Film Asset with respect to the Library. The Film Assets actually owned by Seller, or in which Seller actually has any interest, with respect to the Library are subsumed within the defined term "Library."

     "Film Contracts" shall mean, with respect to any Person, all Contracts to which that Person is a party relating to the Library or any Film Asset, including, without limitation, all Film Asset Acquisition Agreements, Film Asset Exploitation Agreements, sales agency agreements, financing arrangements, copyright mortgages, collective bargaining agreements, performance bonds, or other agreements of any nature whatsoever relating to the acquisition, production, financing, distribution, exhibition, or exploitation of the Library or Film Asset. The foregoing definition of "Film Contracts" is not intended to imply that Seller owns or has any interest in, or is representing herein that it owns or has any interest in, each and every possible form of Film Contract for every film and program in the Library.

     "GAAP" means accounting principles generally accepted in the United States of America.

     "Governmental  Authority"  means  any  government  or  any  nation,  state, province, commonwealth, territory, possession, county, parish, town, township, village, municipality, or other political subdivision thereof, or any governmental department, commission, board, bureau, agency, or other Person or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any court or arbitration panel, whether now or hereafter constituted or existing.

     "Indemnified Party" has the meaning set forth in Section 11.5.

     "Indemnifying Party" has the meaning set forth in Section 11.5.

     "Intellectual Property" means and includes all Trademarks, Trade Names and Copyrights associated with the Library and including those items listed on
     Schedule 1.1(l).

     "Inventories" has the meaning set forth in Section 1.1(d).

     "IRC" means the Internal Revenue Code of 1986, as amended, or any successor law.

     "Laws" means all laws, statutes, judicial decisions, rules, regulations, ordinances, codes, plans, injunctions, judgments, orders, decrees, rulings and charges of federal, state, local, and foreign Governmental Authorities.

     "Lenders" means collectively, creditors of Seller including Agent in its capacity as a secured lender.

     "Literary Property" shall mean all rights of every kind and nature (including, without limitation, copyrights), throughout the universe, in and to the literary and musical material upon which, in whole or in part, any of the Library or Film Asset is or may be based, or which may be or has been used or included in the Library or Film Asset, including, without limitation, the screenplay and all other scripts, scenarios, bibles, stories, treatments, novels, outlines, books, titles, concepts, manuscripts or other properties or materials of any kind or nature, in whatever state of completion and all drafts, versions and variations thereof.

     "Losses" has the meaning set forth in Section 11.2.

     "Equipment" has the meaning set forth in Section 1.1(i).

     "Other Agent Agreements" has the meaning set forth in Section 12.2.

     "Other Agreements" means any or all of the Other Agent Agreements, the Other Purchaser Agreements or the Other Seller Agreements, as the context may require.

     "Other Purchaser Agreements" has the meaning set forth in Section 6.2.

     "Other Seller Agreements" has the meaning set forth in Section 4.2.

     "Participations" shall mean the amounts (other than Residuals) payable by any Person pursuant to Contracts with any other Person or pursuant to Contracts under which any Person assumed the obligations or is otherwise obligated to pay such amounts, in connection with the acquisition, production, financing, distribution, exhibition or exploitation of a Film Asset, the payment of which is: (a) contingent upon and payable only to the extent of the receipt by such Person of revenues from the exploitation of such Film Asset; or (b) due based upon the passage of time or the occurrence of an identified event; or (c) an advance or guarantee of payments of the kind described in (a) or (b) above, and which are held by
     (i) actors, writers, directors, producers, other film industry professionals, or any of their respective loan out companies, (ii) production companies or licensors or transferors of rights, or (iii) any of their respective successors or assigns.

     "Person" (whether or not capitalized) means and includes a natural person, corporation, limited partnership, general partnership, limited liability company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government, agency, or political subdivision thereof.

     "Personal Property Leases" has the meaning set forth in Section 1.1(k).

     "Property Taxes" has the meaning set forth in Section 7.1.

     "Physical Properties" shall mean all physical properties of every kind or nature of or relating to any film or program in the Library and all versions thereof and all teasers, trailers, music videos, featurettes, television spots, "making of" films or programs, including, without limitation, exposed film, developed film, positives, negatives, prints, answer prints, special effects, preparing materials (including interpositives, negatives, duplicate negatives, internegatives, color reversals, intermediates, lavenders, fine grain master prints and matrices, title overlays, textless backgrounds and all other forms of pre-print elements which may be necessary or useful to produce prints or other copies or additional pre-print elements, whether now known or hereafter devised), soundtracks, recordings, audio and video tapes and discs of all types and gauges, cutouts, trims and any and all other physical properties of every kind and nature relating to the Library in whatever state of completion, and all duplicates, drafts, versions and copies of each thereof. The foregoing definition of "Physical Properties" is not intended to imply that Seller actually owns or has any interest in or has access to, or is representing herein that it actually owns or has any interest in or has access to, or is transferring rights in or access to, each and every possible form of Physical Properties for every film or program in the Library.

     "Registration Agreement" means that certain Piggyback Registration Rights Agreement dated as of the Closing Date, by and among Purchaser's Parent, Agent and the other shareholders who become parties thereto substantially in the form attached hereto as Exhibit B.

     "Residuals" shall mean all amounts (other than  Participations)  payable by any Person pursuant to guild agreements or collective bargaining agreements, or pursuant to contracts under which any such Person assumed the obligations or is otherwise obligated to pay such amounts, in connection with the development, acquisition, production, distribution or exploitation of a Film Asset.

     "Seller Indemnitees" has the meaning set forth in Section 11.3.

     "Software" has the meaning set forth in Section 1.1(j).

     "Tax Returns" has the meaning set forth in Section 4.9.

     "Taxes" means any and all federal, state, local, and foreign income, gross receipts, real property, personal property, sales, use, transfer, value added, franchise, license, payroll, employment, excise, severance, stamp, occupation, windfall profits, environmental, customs duties, withholding, social security, unemployment, disability, alternative or add-on minimum, and other taxes of any kind whatsoever, including any and all deficiencies, assessments, charges, interest and penalties related thereto.

     "Third Party Claims" has the meaning set forth in Section 11.6.

     "Trademarks" has the meaning set forth in Section 1.1(l).

     "Trade Names" has the meaning set forth in Section 1.1(l).



                  [Remainder of this Page Intentionally Blank]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or multiple counterparts thereof, each of which is deemed to be an original, on the date first above written.

BURLY BEAR NETWORK, INC.                 NATIONAL LAMPOON NETWORKS, INC.


By: /s/ Bryan Conley                     By: /s/ Daniel S. Laikin
   --------------------                      ---------------------
Title: Chief Financial Officer           Title: Chief Operating Officer


                                     JOINDER

     J2 Communications joins in this Agreement to evidence its agreement to contribute to Purchaser the number of shares of its common stock sufficient to the permit Purchaser to satisfy any obligations arising under this Agreement pursuant to Section 2.1 to deliver shares of its common stock at the Closing and to make the representations, warranties, covenants and indemnities applicable to it contained in Section 10.3 and Articles 11 and 13.

                                J2 COMMUNICATIONS


                                By: /s/ Daniel S. Laikin
                                    --------------------------
                                Title: Chief Operating Officer


                                     JOINDER

     Constellation Venture Capital, L.P., a Delaware limited partnership, joins in this Agreement to evidence its agreement to receive the Shares (as assignee and transferee of Seller) pursuant to Section 2.1 and to make the representations, warranties, covenants and indemnities applicable to it contained in Articles 5, 11 and 12.

                                  CONSTELLATION VENTURE CAPITAL, L.P.

                                  By:  Constellation   Ventures  Management
                                       LLO, its General Partner


                                  By: /s/ Dennis A. Miller
                                      --------------------------
                                  Title: Managing Director

Attachments:

Schedules
Schedule 1.1(a)   Library
Schedule 1.1(e)   Affiliate Agreements
Schedule 1.1(f)   Leased CarriageAgreements
Schedule 1.1(g)   Affiliate List
Schedule 1.1(i)   Equipment
Schedule 1.1(k)   Personal Property Leases
Schedule 1.1(l)   Trademarks, Trade Names, Copyrights
Schedule 1.1(n)   Service Agreements
Schedule 2.3      Allocation of Purchase Price
Schedule 4.3      Non-contravention
Schedule 4.4      Consents
Schedule 4.5      Title to Assets
Schedule 4.7(b)   Impairment to Intellectual Property
Schedule 4.9      Tax Matters
Schedule 4.10     Contracts
Schedule 4.13(c)  Liability for Residuals and Participations
Schedule 13.4     SEC Filings; Financial Statements


Exhibits
Exhibit A         Assignment and Assumption Agreement
Exhibit B         Piggyback Registration Rights Agreement